EXHIBIT 5.1

                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                 212-450-4000


                                                     September 14, 2000


Avon Products, Inc.
1345 Avenue of the Americas
New York, NY 10105-0196

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Avon Products, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by selling securityholders of up to $400,000,569 aggregate principal amount of the Company's Zero Coupon Convertible Senior Notes due 2020 (the "Notes") and shares of common stock issuable upon conversion of the Notes (the "Shares"). The Notes were issued under an Indenture dated as of July 12, 2000 between the Company and The Chase Manhattan Bank (the "Indenture).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:


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Avon Products, Inc.                      2                    September 11, 2000


     1. The Notes have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

     2. The Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

     Our opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and to general principles of equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the prospectus which is part of such Registration Statement.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell